Exhibit 99.1

MERIDIAN RESOURCE FILES AND MAILS
NOTICE OF SPECIAL MEETING AND PROXY STATEMENT
TO SHAREHOLDERS
Houston, Texas — February 12, 2010 — The Meridian Resource Corporation (“Meridian”) (NYSE: TMR) announced today that it has commenced mailing to shareholders and filed with the Securities and Exchange Commission definitive proxy materials in connection with Meridian’s merger agreement with Alta Mesa Holdings, LP. As previously announced, on December 22, 2009, Meridian and Alta Mesa entered into a definitive merger agreement whereby Alta Mesa would acquire all of the outstanding common stock of Meridian for $0.29 per share in cash.
A special meeting of Meridian’s shareholders to consider and vote upon a proposal to adopt the merger agreement has been called for March 30, 2010 at 10:00 a.m., central time, at the offices of Fulbright & Jaworski L.L.P., 1301 McKinney in Houston, Texas. Meridian’s shareholders of record as of the close of business on February 8, 2010 will be entitled to notice of, and to vote at, the special meeting.
Shareholders are encouraged to read Meridian’s definitive proxy materials in their entirety as they provide, among other things, a detailed discussion of the process that led to the proposed merger and the reasons behind the Board of Directors’ unanimous recommendation that shareholders vote FOR the proposal to adopt the merger agreement.
The adoption of the merger agreement requires the affirmative vote of the holders of at least two-thirds of the outstanding shares of common stock entitled to vote. A failure to vote will have the same effect as a vote “AGAINST” the adoption of the merger agreement. If the merger is not completed, Meridian may be forced to seek protection under federal bankruptcy laws.
Additional Information Regarding the Merger and Where to Find It
The proposed merger is being submitted to Meridian’s shareholders for their consideration, and Meridian has filed a proxy statement to solicit shareholder approval of the proposal to adopt the merger agreement, as well as other relevant documents concerning the proposed merger, with the SEC. Meridian’s shareholders are urged to read the proxy statement regarding the proposed merger and any other relevant documents filed with the SEC, as well as any amendments or supplements to those documents, because they contain important information. You can obtain a free copy of the proxy statement, as well as other filings with the SEC containing information about Meridian, at the SEC’s website at www.sec.gov. Copies of the proxy statement can also be obtained, without charge, by directing a request to The Meridian Resource Corporation, Investor Relations, 1401 Enclave Parkway, Suite 300, Houston, Texas 77077 or at Meridian’s Investor Relations page on its corporate website at www.tmrx.com.
If you have additional questions about the merger, need assistance in submitting your proxy or voting your shares of common stock, or need additional copies of the proxy statement or the

1401 Enclave Parkway, Suite 300 • Houston, Texas 77077 • (281) 597-7000 • www.tmrc.com enclosed proxy card, you can also contact The Altman Group, Inc., our proxy solicitor, toll-free at (877) 864-5052 or call (201) 806-7300 or e-mail questions to TMRinfo@altmangroup.com.
Participant Information
Meridian and its directors and executive officers may be deemed to be participants in the solicitation of proxies from Meridian’s shareholders in connection with the proposed merger. Certain information regarding the participants and their interests in the solicitation is set forth in the Form 10-K filed by Meridian with the SEC on March 16, 2009, and amended on Form 10-K/A on April 30, 2009, both of which are available free of charge from the SEC and Meridian at their websites as indicated above. Information regarding the interests of these persons in the solicitation are more specifically set forth in the proxy statement concerning the proposed merger that has been filed by Meridian with the SEC and which is available free of charge from the SEC and Meridian at their websites, as indicated above.
Forward-Looking Statements
Statements identified by the words “expects,” “plans,” and certain of the other foregoing statements may be deemed “forward-looking statements.” Although Meridian believes that the expectations reflected in such forward-looking statements are reasonable, these statements involve risks and uncertainties regarding the transactions described that may cause actual future activities and results to be materially different from those suggested or described in this press release. Risks and uncertainties regarding the transactions include the possibility that the closing of the merger does not occur, either due to the failure of closing conditions, including the approval of the shareholders of Meridian, rights of the parties to terminate the merger agreement, or other reasons, risks that the merger disrupts current plans and operations and the potential difficulties in employee retention as a result of the merger, the outcome of legal proceedings that have been, or may be, initiated against Meridian related to the merger and the amount of the costs, fees, expenses and charges related to the merger. Other risks relating to Meridian are described in Meridian’s documents and reports, available from the U.S. Securities and Exchange Commission, including the report filed on Form 10-K, as amended, for the year ended December 31, 2008 and any updates to those factors set forth in our subsequent Quarterly Reports on Form 10-Q, including risks associated with our default under our credit facility and other lending arrangements.
About Meridian
The Meridian Resource Corporation is an independent oil and natural gas company that explores for, acquires and develops oil and natural gas properties. Through its wholly owned subsidiaries, Meridian holds interests primarily in the onshore oil and natural gas regions of south Louisiana and Texas and offshore in the Gulf of Mexico.
FOR MORE INFORMATION CONTACT:
Lance L. Weaver at (281) 597-7125
lweaver@tmrx.com
The Meridian Resource Corporation Website: www.tmrc.com
Click here to join our email alert list
http://www.b2i.us/irpass.asp?BzID=1440&to=ea&s=0

1401 Enclave Parkway, Suite 300 • Houston, Texas 77077 • (281) 597-7000 • www.tmrc.com